EXHIBIT 99.1

Report of Independent Auditors

To the Board of Directors and Stockholders of

Landmark Bancorp, Inc.

Dodge City, Kansas

We have audited the consolidated balance sheet of Landmark Bancorp, Inc. (formerly Landmark Bancshares, Inc.) and subsidiary as of September 30, 2000, and the related accompanying consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for year then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Landmark Bancshares, Inc. and subsidiary as of September 30, 2000, and the results of their operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Regier Carr & Monroe, L.L.P.

October 26, 2000
Wichita, Kansas